Exhibit 5.1

March 24, 2010

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, Hawaii 96819

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed by Hawaiian Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the resale of the Warrant (as defined below).

The Registration Statement relates to the registration under the Act of the resale by a certain selling securityholder in one or more secondary offerings of a warrant (the “Warrant”) to purchase up to 758,158 shares of the Company’s common stock, par value $0.01 per share (the “Warrant Shares” and, together with the Warrant, the “Securities”), issued to such selling security holder in a private placement, pursuant to the Registration Statement and the related  prospectus which forms a part of and is included in the Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrant, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.  In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and  records we have reviewed; (iv) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act and such effectiveness shall not have been terminated or rescinded; (v) that all Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus and any supplements thereto, as applicable; and (vi) the legal capacity of all natural persons.  As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

In rendering our opinion below, we have also assumed that the Warrant constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  We understand that you have received a legal opinion as to such matters from Richards, Layton & Finger, P.A.

Based on such examination, we are of the opinion that the Warrant Shares have been duly authorized and reserved for issuance by the Company upon exercise of the Warrant and, when certificates representing the Warrant Shares have been duly executed, countersigned, registered, issued and delivered against payment therefor, pursuant to the Warrant, such Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus, and in any amendment or supplement thereto.  In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation